As filed with the Securities and Exchange Commission on February 3, 2004
Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BRADLEY PHARMACEUTICALS, INC.
(Exact name of Registrant as specified in its charter)

Delaware	22-2581418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

383 Route 46 West
Fairfield, New Jersey 07004
(973) 882-1505
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

BRADLEY PHARMACEUTICALS, INC. 401(K) SAVINGS PLAN
(Full title of the Plan)

Daniel Glassman
President, Chief Executive Officer and Chairman of the Board
Bradley Pharmaceuticals, Inc.
383 Route 46 West
Fairfield, New Jersey 07004
(973) 882-1505
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Theodore L. Polin, Esq.
Epstein Becker & Green, P.C.
50 Park Avenue
New York, New York 10017
(212) 351-4500

CALCULATION OF REGISTRATION FEE

Title of Securities Being Registered	Amount Being Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, $.01 par value (2)	500,000	$21.29	$10,645,000	$1,349

  Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h)(1) of the Securities Act of 1933, on the basis of $21.29 per share, the average of the high and low sales prices of the Registrant’s common stock, as reported in the New York Stock Exchange on February 2, 2004.
  Includes such additional shares as may become issuable by reason of stock splits, stock dividends or similar transaction. In addition, pursuant to Rule 416(c), this registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the employee benefit plan described herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

         The documents containing the information specified by Part I will be sent or given to eligible participants as specified by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II below, taken together, constitute a Section 10(a) prospectus.

 Item 2. Registrant Information and Employee Plan Annual Information.

         We will provide without charge to each person to whom a copy of a Section 10(a) prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated by reference in Item 3 of Part II below. Requests should be directed to Bradley Pharmaceuticals, Inc., 383 Route 46 West, Fairfield, New Jersey 07004-2402, Attn: R. Brent Lenczycki, Chief Financial Officer, (973) 882-1505.

 PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

 Item 3. Incorporation of Documents by Reference.

         We incorporate by reference the following documents filed by us with the SEC:

Our SEC filings	Period covered or date of filing
Annual Report on Form 10-K	Year ended December 31, 2002.

Quarterly Reports on Form 10-Q	Quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.
Current Reports on Form 8-K	January 30, February 26, April 25, April 30, June 9, July 25, July 31, and October 31, 2003 and February 2, 2004.
Proxy Statement for annual meeting (other than those portions deemed not filed with the SEC)	July 9, 2003.
The description of our common stock, contained in our Registration Statement on Form 8-A, including any amendments or reports filed for the purpose of updating such description	May 5, 2003.

         In addition, all documents subsequently filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

1

Item 4. Description of Securities.

        Not applicable.

 Item 5. Interests of Named Experts and Counsel.

         Not applicable.

 Item 6. Indemnification of Directors and Officers.

        Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our officers, directors and third parties acting on our behalf against liabilities they may incur in such capacities, including liabilities under the Securities Act.

        Our by-laws provide for the indemnification of officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law.

        We have purchased for the benefit of our officers and directors and those of certain of our subsidiaries insurance policies whereby the insurance companies agree, among other things, that, in general, in the event any such officer or director becomes legally obligated to make a payment (including legal fees and expenses) in connection with an alleged wrongful act, such insurance companies will pay us up to $10,000,000. Wrongful act means any breach of duty, neglect, error, misstatement, misleading statement or other act (other than gross negligence or willful misconduct) done by one of our officers or directors or any subsidiary.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

         Not applicable.

 Item 8. Exhibits.

         The form of the Bradley Pharmaceuticals, Inc. 401(k) Savings Plan (the “Plan”) and amendments thereto have been submitted to the Internal Revenue Service (“IRS”) in a timely manner and have made or will make all changes required by the IRS in order to qualify the Plan.

Exhibit Number	Description of Documents
4.1	Copy of the Bradley Pharmaceuticals, Inc. 401(k) Savings Plan.

5.1	Opinion of Epstein Becker & Green, P.C.

23.1	Consent of Grant Thornton, LLP.

23.2	Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page on page S-1).

 Item 9. Undertakings

         (A)   The undersigned Registrant hereby undertakes:

2

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii)   To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

        (iii)   To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) of this Section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

        (2)   that, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3)   to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (C)   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fairfield, New Jersey, on the 31st day of January, 2004.

BRADLEY PHARMACEUTICALS, INC.

By: /s/ Daniel Glassman Daniel Glassman, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

 POWER OF ATTORNEY

        KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints R. Brent Lenczycki and Daniel Glassman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Daniel Glassman Daniel Glassman	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 31, 2004

/s/ R. Brent Lenczycki R. Brent Lenczycki, CPA	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2004

/s/ Michael Bernstein Michael Bernstein, CPA	Director	January 31, 2004

/s/ C. Ralph Daniel, III, M.D. C. Ralph Daniel, III, M.D.	Director	January 31, 2004

S-1

/s/ Andre Fedida, M.D. Andre Fedida, M.D.	Director	January 31, 2004

/s/ Iris S. Glassman Iris S. Glassman	Treasurer and Director	January 31, 2004

/s/ Steven Kriegsman Steven Kriegsman	Director	January 31, 2004

/s/ Alan G. Wolin, Ph.D. Alan G. Wolin, Ph.D.	Director	January 31, 2004

S-2

        Pursuant to the requirements of the Securities Act of 1933, the person who administers the Bradley Pharmaceuticals, Inc. 401(k) Plan has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Fairfield, New Jersey, on this 31st day of January, 2004.

BRADLEY PHARMACEUTICALS, INC. 401(k) Plan
Bradley Pharmaceuticals, Inc. (Plan Administrator)
By: /s/ Daniel Glassman Daniel Glassman, Chairman of the Board, President and Chief Executive Officer

S-3

INDEX TO EXHIBITS

Exhibit Number	Description of Documents
4.1	Copy of the Bradley Pharmaceuticals, Inc. 401(k) Savings Plan.
5.1	Opinion of Epstein Becker & Green, P.C.
23.1	Consent of Grant Thornton, LLP.
23.2	Consent of Epstein Becker & Green, P.C. (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page on page S-1).